Exhibit 10.27

January 5, 2020

Niccolo de Masi:

Re:  Employment Offer

Pursuant to your discussions with the Board, the below terms and conditions will be effective January 7, 2020.

POSITION AND COMPENSATION

Title: You will retain the title of Chief Innovation Officer reporting directly to the CEO.  You will no longer serve as President, Products & Solutions.  This modified position will not be considered an Executive officer or Section 16 officer.

Base Salary: You will retain your current annual base salary of $675,000.  You will not be eligible for future salary increases.

Annual Long-Term Compensation: While this role will remain as an Eband role, you will not be eligible for future equity grants.

OTHER EXECUTIVE BENEFITS

You will continue to be eligible for the following Executive Benefits:

•	Excess Liability Insurance: You will continue to be eligible for an Excess Liability Insurance policy that provides $5,000,000 of personal liability umbrella coverage per occurrence.

•

Executive Severance: You will be eligible for severance under the Executive Severance Pay Plan (“Severance Plan”).  However, your eligibility for 18 months of salary continuation will be grandfathered for one year.

INTELLECTUAL PROPERTY AND NON-COMPETITION AGREEMENTS

By accepting the terms of your revised role, you acknowledge and agree that the Noncompete Agreement for Senior Executives that you signed on or about October 4, 2019 remains in effect.

ADDITIONAL SEVERANCE BENEFITS

In the event your position is eliminated or you are involuntarily terminated other than “for cause” (as that term is defined in the Severance Plan), you will be eligible for the following additional severance benefits, provided that you (i) execute a new intellectual property/trade secrets agreement that is reasonably acceptable to you and Resideo, which will reference your right to own intellectual property related to your special purpose acquisition corporation to the extent determined by Resideo not to be in conflict with your obligations to Resideo, (ii) maintain compliance with all of your obligations under your

Non-Compete Agreement, as well as all confidentiality, conduct, non-disclosure and non-disparagement obligations applicable to you under agreement to which you are a party, the company’s code of conduct and other policies and your duties as an employee during your period of continued employment and (iii) you remain in compliance with the covenants applicable under the Severance Plan and your Non-Compete Agreement once your employment has terminated:

a.	Continued vesting of your full November 18, 2018 BoD equity grant (commonly referred to as the ‘founder’s grant’);
b.

If such a termination were to occur prior to March 14, 2020, you will remain eligible for your 2019 bonus payment based on actual results plus an additional 10% (of the eligible 20%) for personal performance against your objectives; and

c.	Prorated bonus eligibility for the portion of the calendar year worked based on actual results plus an additional 10% (of the eligible 20%) for personal performance against your objectives.

For the avoidance of doubt, equity awards issued to you in February 2019 shall be subject to pro-rated accelerated vesting upon termination as outlined in the applicable stock incentive plan and award agreements.

This arrangement and the incremental severance rights are contingent upon your resignation from the board by close of business on Jan 6th.

ACCEPTANCE OF OFFER

Please indicate your acceptance of this offer by signing this offer letter and returning it to Steve Kelly, Chief Human Resources Officer.

Niccolo de Masi
Print Name

/s/ Niccolo de Masi
Signature

January 6, 2020
Date

Resignation

I hereby resign as a member of the Resideo Technologies, Inc. Board of Directors effective at the close of business on January 6, 2020.

/s/ Niccolo de Masi
Niccolo de Masi

Date:	January 6, 2020